Exhibit 23.2

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated March 15, 2012, with respect to the combined financial statements of Katonah Debt Advisors, L.L.C. and affiliates, included in the Annual Report of Kohlberg Capital Corporation on Form 10-K for the year ended December 31, 2011. We hereby consent to the incorporation by reference of said report in the Registration Statements of Kohlberg Capital Corporation on Form S-8 (File No. 333-175838), effective July 28, 2011 and Form S-8 (File No. 333-151995), effective June 27, 2008.

/s/ Grant Thornton LLP

New York, New York
March 15, 2012